Exhibit 2

British American Tobacco p.l.c.

 Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

On 3 September 2024, the Company granted an award over British American Tobacco p.l.c. 25p ordinary shares ("Shares") to the Chief Financial Officer under the British American Tobacco Long-Term Incentive Plan (the "LTIP", the "Award").  The Award will vest five years from the grant date, subject to the satisfaction of performance conditions. The maximum number of Shares over which the Award could vest if the performance conditions are met in full is set out below.

The Award is subject to the same performance conditions as are applicable to the 2024 LTIP award granted to the Chief Executive on 20 March 2024, as set out at page 185 of the 2023 Annual Report.

The number of Shares subject to the Award has been calculated using an award price of 2,384 pence per Share, being consistent with the award price used for the 2024 LTIP award granted to the Chief Executive on 20 March 2024. The number of Shares subject to the Award has been calculated on a pro-rata basis, by reference to the Chief Financial Officer's appointment date (1 May 2024), relative to the Award's performance period (1 January 2024 – 31 December 2026).

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Soraya Benchikh
2	Reason for the notification
a)	Position/status	Chief Financial Officer
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Award of shares under the Long-Term Incentive Plan
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£23.84	119,313

d)	Aggregated information - Aggregated volume - Price	119,313 £2,844,421.92
e)	Date of the transaction	2024-09-03
f)	Place of the transaction	Outside a trading venue

Name of officer of issuer responsible for making notification: Nancy Jiang Date of notification: 4 September 2024